EXHIBIT 5.1

Gary R. Henrie
Attorney at Law
Licensed in the States of Nevada and Utah

P.O. Box 3448	Telephone: 307-200-9415
Alpine, Wyoming 83128	e-mail: grhlaw@hotmail.com

March 25, 2021

Lightbridge Corporation
11710 Plaza America Drive

Suite 2000

Reston, VA 20190

Re: Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We are acting as special Nevada counsel for Lightbridge Corporation, a Nevada corporation (the “Company”), in connection with a post-effective amendment (the “Amendment”) to its registration statements on Form S‑8 (File Nos. 333-135842, 333-218796 and 333-229138) (the “Registration Statements”), previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which Registration Statements registered (a) 41,667 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) for issuance under the Lightbridge Corporation 2006 Stock Plan, as amended and (b) 525,000 Shares for issuance under the Lightbridge Corporation 2015 Equity Incentive Plan, as amended. The Amendment reflects that a portion of the Shares registered under the Registration Statements (up to 515,985 shares) will become available for issuance under the Lightbridge Corporation 2020 Omnibus Incentive Plan (the “2020 Plan”) pursuant to the terms of the 2020 Plan (such Shares are referred to herein as the “Carryover Shares”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Amendment will have become effective and comply with all applicable laws; (vi) all of the Carryover Shares will be issued and sold in compliance with applicable federal and state securities laws; (vii) there will not have occurred any change in law affecting the validity or enforceability of such Carryover Shares; (viii) at the time of the sale, issuance or delivery of the Carryover Shares, the authorization of such Carryover Shares by the Company’s Board of Directors or applicable committee thereof will not have been modified or rescinded; (ix) with respect to the Carryover Shares, the Company will have a sufficient number of authorized but unissued shares thereof under its charter, and will have reserved from such authorized but unissued and unreserved shares, sufficient shares for the issuance thereof; (x) the certificates representing the Carryover Shares will be duly authorized, executed and delivered; and (xi) the Carryover Shares will be properly authenticated by the manual signature of an authorized representative of the transfer agent.

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Based upon the foregoing, we are of the opinion that the Carryover Shares to be issued by the Company pursuant to the 2020 Plan will be validly issued, fully paid and nonassessable, provided that (i) the Company’s Board of Directors or an authorized committee thereof has specifically authorized the issuance of such Carryover Shares in exchange for a consideration that the Board of Directors or such committee determines as adequate (“Authorizing Resolutions”), (ii) the issuance and delivery of the Carryover Shares are in conformity with the Company’s charter and bylaws, and do not violate any applicable law, or result in a default under or breach of any agreement or instrument binding on the Company or a violation of any restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions, if any.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

It is understood that this opinion is to be used only in connection with the Amendment.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment and to the use of our name under the caption “Legal Matters” in the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie

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